Exhibit 99.4

September 22, 2023

Global Lights Acquisition Corp

Room 902, Unit 1, 8th Floor, Building 5

No. 201, Tangli Road

Chaoyang District, Beijing 100123

The People’s Republic of China

Ladies and Gentlemen,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of Global Lights Acquisition Corp (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Chengzhong Li
Name: Chengzhong Li